EXHIBIT 99.1
Superior Industries Announces
Retirement of CFO Jeffrey Ornstein
VP and Corporate Controller Bud Fanelli Named Acting CFO
     VAN NUYS, CALIFORNIA — May 8, 2007 — Superior Industries International, Inc. (NYSE:SUP) today announced the retirement of Jeff Ornstein from his position as Chief Financial Officer and a member of the Company’s Board of Directors. Ornstein, 65, joined the Company in 1984 as CFO and was named to the Board in 1991. Emil (“Bud”) Fanelli, Vice President and Corporate Controller since 1997, has been named Acting CFO pending the recruitment of a permanent successor.
     President and CEO Steven Borick said, “Jeff Ornstein helped guide our Company through periods of rapid growth and, more recently, a major restructuring that has positioned Superior as a truly global company. Jeff has agreed to be available for consultation for a period of time beginning immediately. We thank Jeff for his dedicated service and outstanding performance as CFO, and wish him the best in his well-earned retirement.”
     “As a Corporate Controller for more than 25 years, Bud Fanelli, 65, has thorough knowledge of financial reporting and disclosure requirements, and we are confident of a seamless transition under his leadership.”
About Superior Industries
     Superior supplies aluminum wheels to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Suzuki, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.